Exhibit (a)(1)(MM)

Lazard Frères & Co. LLC 30 Rockefeller Plaza New York, New York 10020	Lehman Brothers 745 Seventh Avenue New York, New York 10019

Nectarine Acquisition Corp.,

a wholly owned subsidiary of

Omnicare, Inc.

Has Increased the Price of its Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

NeighborCare, Inc.

to

$32.00 Net Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 30, 2005, UNLESS THE OFFER IS EXTENDED.

June 16, 2005

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been engaged by Nectarine Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Omnicare, Inc., a Delaware corporation (“Omnicare”), to act as Dealer Managers in connection with the offer being made by Omnicare, through Purchaser, to purchase all of the issued and outstanding shares of common stock, par value $0.02 per share, including the associated preferred stock purchase rights (the “Shares”), of NeighborCare, Inc., a Pennsylvania corporation (the “Company”), at a price of $32.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in Purchaser’s Offer to Purchase, dated June 4, 2004 (the “Offer to Purchase”), as amended and supplemented by the Supplement to the Offer to Purchase, dated June 16, 2005 (the “Supplement”), and the related revised Letter of Transmittal (which, together, as amended, supplemented or otherwise modified from time to time, constitute the “Offer”).

The Offer is conditioned upon, among other things, the following:

1.	The Company’s shareholders having validly tendered and not properly withdrawn prior to the Expiration Date (as defined in the Supplement) of the Offer that number of Shares representing, together with the Shares owned by Omnicare, at least eighty percent of the total voting power of all of the outstanding securities of the Company entitled to vote generally in the election of directors or in a merger, calculated on a fully diluted basis after consummation of the Offer;

2.	The Purchaser being satisfied in its reasonable discretion that the acquisition of Shares pursuant to the Offer has been approved pursuant to Subchapter F of Chapter 25 of the Pennsylvania Business Corporation Law (the “PBCL”) or that Subchapter F of Chapter 25 of the PBCL does not otherwise restrict the Offer and the Proposed Merger (as defined in the Offer to Purchase) or any subsequent business combination involving the Company and Omnicare;

3.	The Company’s board of directors redeeming the Rights (as defined in the Offer to Purchase), or Omnicare being satisfied in its reasonable discretion that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger;

4.	Omnicare having available to it proceeds of the financings contemplated by its commitment letter, as amended, or such other financings that are sufficient, together with cash on hand, to consummate the Offer and the Proposed Merger and to refinance all debt of the Company and Omnicare that is or could be required to be repurchased or becomes, or could be declared, due and payable as a result of the Offer or the Proposed Merger or the financing thereof and to pay all related fees and expenses; and

5.	The Company not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Omnicare’s ability to acquire the Company or otherwise diminishing the economic value to Omnicare of the acquisition of the Company.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1.	The Supplement;

2.	The revised (green) Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding);

3.	The revised (beige) Notice of Guaranteed Delivery to be used to accept the Offer if Shares and all other required documents cannot be delivered to The Bank of New York (the “Depositary”) by the Expiration Date (as defined in the Supplement) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

4.	A revised form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5.	Return envelope addressed to the Depositary.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 30, 2005, UNLESS THE OFFER IS EXTENDED.

Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent or the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the revised Letter of Transmittal.

In order to accept the Offer, a duly executed and properly completed revised (green) Letter of Transmittal or original (blue) Letter of Transmittal and any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary by 5:00 p.m., New York City time, on June 30, 2005.

Questions or requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent, or the undersigned at the addresses and telephone numbers set forth on the back cover page of the Supplement. You can also obtain additional copies of the Offer to Purchase, the Supplement, the revised Letter of Transmittal and the revised Notice of Guaranteed Delivery from the Information Agent.

Very truly yours,

Lazard Frères & Co. LLC	Lehman Brothers Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF PURCHASER, OMNICARE, THE DEALER MANAGERS, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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